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                                                                   EXHIBIT 23(b)

                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Oxford Health Plans, Inc. for the registration of up to 800,000 shares of Oxford Health Plans, Inc. common stock of our report dated February 10, 2000, except for the last paragraph of Notes 6 and 7 as to which the date is March 3, 2000, with respect to the consolidated financial statements and schedules of Oxford Health Plans, Inc. included in its Annual Reports on Form 10-K for the years ended December 31, 1998 and December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP


New York, New York
March 20, 2000